UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2014

Voltari Corporation

(Exact name of registrant as specified in its charter)

Delaware	333-186564	90-0933943
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

601 W. 26th Street

Suite 415

New York, NY 10001

(Address of Principal Executive Offices, including Zip Code)

(212) 388-5500

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

On July 18, 2014, Koala Holding LP, the record holder of 977,136, or approximately 81.45%, of the issued and outstanding shares of 13% Redeemable Series J Preferred Stock (the “Series J Preferred Stock”) of Voltari Corporation (the “Company”) executed and delivered a written consent approving an amendment (the “Amendment”) to Exhibit A to the Company’s Amended and Restated Certificate of Incorporation, which Exhibit A sets forth the rights, privileges and restrictions granted to and imposed on the Series J Preferred Stock. Pursuant to the Amendment, the Company may declare and distribute dividends on its securities that rank junior to the Series J Preferred Stock (“Junior Shares”) consisting solely of warrants or other rights to acquire newly issued Junior Shares, against the payment of a cash purchase price to the Company, without declaring or setting apart for payment dividends on the Series J Preferred Stock.

Koala Holding LP is an entity affiliated with Carl C. Icahn who, as of June 30, 2014, beneficially owns approximately 30.3% of the Company’s outstanding shares of common stock, controls approximately 14.4% of the voting power of our common stock and beneficially owns approximately 95.5% of our Series J Preferred Stock. Brett M. Icahn, a director of the Company, is the son of Carl C. Icahn, and Hunter C. Gary, a director of the Company, is married to Carl C. Icahn’s wife’s daughter.

The Company will file an Information Statement on Schedule 14C with the Securities and Exchange Commission in connection with this Amendment, and the Amendment will take effect no earlier than 20 days after such Information Statement is first mailed to the stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLTARI CORPORATION

July 24, 2014	By:	/s/ Richard Sadowsky
(Date)		Richard Sadowsky Acting Chief Executive Officer